Registration File No. 333-257352

As filed with the Securities and Exchange Commission on June 29, 2021

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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POST-EFFECTIVE AMENDMENT NO. 1

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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Hut 8 Mining Corp.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

130 King Street West, Suite 1800 Toronto, Ontario, M5X 2A2 (Address of Principal Executive Offices)

Hut 8 Mining Corp. 2018 Omnibus Long-Term Incentive Plan

Hut 8 Mining Corp. 2021 Employee Share Purchase Plan

(Full title of the plans)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711

(Name and address of agent for service)

(302) 738-6680

(Telephone number, including area code, of agent for service)

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Copies to:

Richard Aftanas, Esq. Hogan Lovells US LLP 390 Madison Ave New York, NY 10017 (212) 918-3000

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares	14,308,033(2)	$3.40(3)	$48,647,312.20(3)	$5,307.42(4)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also be deemed to cover such additional securities which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transactions.

(2)	Consists of an aggregate of 14,308,033 common shares of Hut 8 Mining Corp., no par value (“Common Shares”), available for issuance under the Hut 8 Mining Corp. 2018 Omnibus Long-Term Incentive Plan, as amended April 8, 2019 and May 14, 2021 (the “LTIP”) and the Hut 8 Mining Corp. 2021 Employee Share Purchase Plan (the “ESPP” and, together with the LTIP, the “Plans”), both of which are being registered hereon. This amount includes Common Shares underlying restricted share units (“RSUs”), deferred share units (“DSUs”) and options issuable under the Plans.

(3)	Estimated solely for the purpose of calculating the registration fee under Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low sales price per Common Share on June 22, 2021, as reported on the Nasdaq Global Select Market.

(4)	The Registrant previously paid this entire amount in connection with the prior filing of this Registration Statement.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Form S-8 Registration Statement (the “Amendment”) amends and restates the Registration Statement, which was originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 24, 2021. The Purpose of this Amendment is to include the correct signature page and power of attorney with the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Province of Ontario, Canada, on June 29, 2021.

HUT 8 MINING CORP.

By:	/s/Jaime Leverton
Name: Jaime Leverton
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jaime Leverton and Tanya Woods, or either of them, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and any and all additional registration statements (including amendments and post-effective amendments thereto) in connection with any increase in the amount of securities registered with the SEC, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by or on behalf of the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

Chief Executive Officer (Principal Executive Officer) and Director
/s/ Jaime Leverton		June 29, 2021
Jaime Leverton

Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ Shane Downey		June 29, 2021
Shane Downey

/s/ Bill Tai	Director	June 29, 2021
Bill Tai

/s/ Jeremy Sewell	Director	June 29, 2021
Jeremy Sewell

/s/ Joseph Flinn	Director	June 29, 2021
Joseph Flinn

/s/ Alexia Hefti	Director	June 29, 2021
Alexia Hefti

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on June 29, 2021.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director